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                                                                   EXHIBIT 10.33

IMMUNOGEN, INC. HAS OMITTED FROM THIS EXHIBIT 10.33 PORTIONS OF THE AGREEMENT FOR WHICH IMMUNOGEN, INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH AN ASTERISK AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                LICENSE AGREEMENT

     THIS AGREEMENT effective this July 31, 1997 (the "Effective Date"), between Apoptosis Technology, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts having a place of business at 148 Sidney Street, Cambridge, Massachusetts, USA (hereinafter "ATI"), BioChem Pharma Inc., a corporation organized and existing under the laws of Canada having a place of business at 275 Armand-Frappier Boulevard, Laval, Quebec, Canada, Tanaud Holdings (Barbados) Ltd., a corporation organized and existing under the laws of Barbados having a place of business at Chancery Chambers, Chancery House, High Street, Bridgetown, Barbados, and Tanaud L.L.C., a limited liability company organized and existing under the laws of the State of Delaware having a place of business at Bush Hill, Bay Street, Bridgetown, Barbados. For the purposes of this Agreement, BioChem Pharma Inc., Tanaud Holdings (Barbados) Ltd. and Tanaud L.L.C. shall be referred to collectively as "BioChem".

                                   WITNESSETH:

     WHEREAS ATI and an Affiliate of BioChem have executed a Research Collaboration Agreement of even date in which they have agreed to apply their technology and expertise to discover and develop additional screens and to discover, develop, manufacture and sell human therapeutic products for the prevention or treatment of human diseases (the "Research Collaboration Agreement");

     WHEREAS BioChem and ATI wish to grant licenses to one another to assist in the carrying out of the Research Program and the Drug Discovery and Development Program and the development and commercialization of Lead Compounds and Commercialized Products, as more fully described hereinbelow;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     As used in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

     1.1 "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a Party to this Agreement. For

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purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute "control". Such other relationship as in fact gives such individual or entity the power or ability to control the management, business and affairs of an entity shall be deemed to constitute control.

     1.2 "Agreement" shall mean this License Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein," "hereof," "hereto," "hereunder," "herewith" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article," "Section," "Subsection" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

     1.3 "ATI Inventions" shall have the meaning ascribed thereto in Section 2.5 of the Research Collaboration Agreement.

     1.4 "ATI Patent Rights" shall mean Patent Rights owned or licensed by ATI, with the right to sublicense, which are necessary or useful to make or have made, sell or have sold, use or make use of ATI Screens, Research Inventions and/or Commercialized Products. For greater certainty, ATI Patent Rights shall include, without limitation, the patent rights identified in Schedule 1.4 hereto, as well as those Patent Rights, as defined in Section 1.27 hereof, which are owned by ATI or licensed to ATI with the right to sublicense to BioChem.

     1.5 "ATI Screens" shall mean pre-existing screening assays developed by ATI and screening assays developed in the Research Program.

     1.6 "ATI Technology" shall mean all information and materials, including but not limited to, discoveries, improvements, processes, formulas, data, inventions, know-how and trade secrets, instructions, technology, biological substances (including, but not limited to, genes, DNA fragments, primers and gene products), nucleic acid constructs, and other intellectual property, patentable or otherwise, in each case which during the term of this Agreement
(i) are in ATI's possession or control and/or are useful in the Field or necessary or useful to conduct the Research Program and/or the Drug Discovery and Development Program; and/or (ii) which arise out of the Research Program or are necessary or useful to BioChem in the performance of its obligations under the Research Program. ATI Technology shall include, without limitation, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, and all applications, registrations, licenses, authorizations, approvals and correspondence related to ATI Screens, including, without limitation, correspondence submitted to regulatory authorities with jurisdiction over the ATI Screens.

     1.7 "BioChem Inventions" shall have the meaning ascribed thereto in Section
2.5 of the Research Collaboration Agreement.



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     1.8 "BioChem Patent Rights" shall mean Patent Rights owned or licensed by
BioChem, with the right to sublicense, which are necessary or useful to make or have made, sell or have sold, use or make use of ATI Screens, Research Inventions and/or Commercialized Products. For greater certainty, BioChem Patent Rights shall include, without limitation, those Patent Rights, as defined in
Section 1.27 hereof, which are owned by BioChem or licensed to BioChem with the right to sublicense to ATI.

     1.9 "BioChem Technology" shall mean all information and materials, including but not limited to, discoveries, improvements, processes, formulas, data, inventions, know-how and trade secrets, instructions, technology, biological substances (including, but not limited to, genes, DNA fragments, primers and gene products), nucleic acid constructs, and other intellectual property, patentable or otherwise, in each case which during the term of the Agreement (i) are in BioChem's possession and control and are useful in the Field or necessary or useful to conduct the Research Program and/or the Drug Discovery and Development Program; and/or (ii) which arise out of the Research Program or are necessary or useful to BioChem in the performance of its obligations under the Research Program. BioChem Technology shall include, without limitation, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, and all applications, registrations, licenses, authorizations, approvals and correspondence related to Commercialized Products, including, without limitation, correspondence submitted to regulatory authorities with jurisdiction over the Commercialized Products.

     1.10 "Calendar Quarter" shall mean the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

     1.11 "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

     1.12 "Commercialized Product(s)" shall mean any preparation or product including all formulations and mixtures, compositions or therapeutic utilities thereof, for use in the diagnosis, prevention or treatment of any clinical indication in humans, which is, or comprises, a Compound, which is conceived, discovered, invented or the utility of which is conceived, discovered, reduced to practice or invented or developed in the Research Program or the Drug Discovery and Development Program and which is commercialized by BioChem or its Affiliates anywhere in the Territory.

     1.13 "Compound Leads" shall mean any and all Compounds, including all formulations, mixtures, compositions, or therapeutic utilities thereof discovered by the Parties in the Research Program that the Joint Steering Committee may so formally designate for further development by reason of belief that such Compound Leads have demonstrated such properties of chemical structure, potency, mechanism of action, selectivity and non-cytotoxicity as deemed necessary by the Joint Steering Committee to warrant committing resources to conduct chemical optimization studies with respect thereto.



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     1.14 "Compounds" shall mean any compounds delivered by BioChem to ATI for use in, or used by BioChem or ATI in the Research Program, or otherwise discovered by the Parties in carrying out the Research Program, including, without limitation, Compound Leads and Commercialized Products, together with any modifications, analogues, isolates, derivatives, improvements, uses, methods of preparation or treatment relating thereto of each of the foregoing, whether developed by BioChem or BioChem Affiliates or consultants or agents and provided to ATI as Compounds, or by ATI as a result of its evaluation and analysis under the Research Program.

     1.15 "CPMP" shall mean the Committee on Proprietary Medicinal Products of the European Union.

     1.16 "Discontinued Compound" shall have the meaning ascribed thereto in Subsection 2.2(b) hereof.

     1.17 "Dollars" shall mean U.S. Dollars.

     1.18 "Drug Discovery and Development Program" shall have the meaning ascribed thereto in Section 2.4.1 of the Research Collaboration Agreement.

     1.19 "FDA" shall mean the United States Food and Drug Administration or any replacement or successor entity thereto.

     1.20 "Field" shall mean the diagnosis, treatment or prevention of cancer in humans.

     1.21 "First Commercial Sale" shall mean, with respect to any Commercialized Product, the first sale (including to wholesalers) for end use or consumption of such Commercialized Product in a country after all required approvals, including marketing and pricing approvals, have been granted by the governing health authority of such country.

     1.22 "Joint Steering Committee" shall have the meaning ascribed thereto in
Section 2.3 of the Research Collaboration Agreement.

     1.23 "Major Market Countries" shall mean the countries of Canada, France, Germany, Italy, Japan, Spain, the United Kingdom, and the United States; and "Major Market Country" shall mean any one of the foregoing.

     1.24 "Net Invoiced Sales Value" shall mean the aggregate arms' length gross invoiced sales price charged for commercial use of the Commercialized Products(s) sold by BioChem and, if applicable, BioChem Affiliates and sublicensees, to non-Affiliated third Persons in the Territory after deduction of the following items, provided and to the extent that such items were actually incurred and included in the gross price charged and do not exceed customary amounts in the market in which such sale occurred:



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          i)   trade, quantity and cash discounts or rebates;

          ii) credits or allowances for rejection or return of previously sold goods;

          iii) any tax or charge (other than an income tax) levied on the sale, transportation or delivery of a product and borne by the seller thereof; and

          iv)  any charge for freight or insurance.

In determining Net Invoiced Sales Value, no allowance or deductions shall be made for any commissions or sales fees. To the extent that BioChem uses a third Person sales or marketing organization to sell the Commercialized Product(s) to wholesalers or dispensers of the Commercialized Product(s), Net Invoiced Sales Value shall be calculated starting from the aggregate arms' length invoice sales price charged for sale for commercial use to such wholesaler or such dispenser less the deductions listed in items (i) to (iv), it being understood that "Net Invoiced Sales Value" shall be calculated on the basis of sales of each such Commercialized Product by BioChem, BioChem's Affiliates or its sublicensees (as the case may be) to a non-Affiliated third Person.

     1.25 "Net Sales" shall mean, in the case of any Commercialized Product sold in a particular jurisdiction by BioChem, BioChem's Affiliates or its sublicensees (as the case may be) to a non-Affiliated third Person:

          (i) in bulk and/or uncompounded with any other active ingredient, the Net Invoiced Sales Value of such Commercialized Product;

          (ii)compounded with any other active ingredient, the value of the total declared amount of the Commercialized Product contained therein, as agreed between the parties, except that if such value cannot be agreed upon, it shall be decided by an independent accountant mutually acceptable to the Parties, whose decision shall be binding upon them; and

          (iii) for diagnostic products which are sold in combination with any other product or device, the value of the total declared amount of the Commercialized Product contained therein, as agreed between the Parties, except that if such value cannot be mutually agreed upon it shall be decided by an independent accountant mutually acceptable to the Parties, whose decision shall be binding upon them.

     1.26 "Party" shall mean ATI or BioChem and when used in the plural, shall mean ATI and BioChem.

     1.27 "Patent Rights" shall mean the rights and interests in and to issued patents and pending patent applications relating to ATI Screens, Compounds, Compound Leads, Commercialized Products and/or Research Inventions filed, or which claim priority from a patent application filed, in any country at any time prior to the end of the first year following the termination of the Research Program; including, but not limited to, ATI Patent Rights, BioChem Patent Rights, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted

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thereon, patents-of-additions and all reissues, reexaminations and extensions thereof, whether owned solely or jointly by a Party or jointly owned by the Parties or licensed in by a Party with the right to sublicense to the other Party.

     1.28 "Person(s)" shall mean an individual, partnership, corporation, business, trust, joint venture or other entity of a similar nature.

     1.29 "Research Inventions" shall have the meaning ascribed thereto in
Section 2.6 of the Research Collaboration Agreement.

     1.30 "Research Program" shall mean the collaborative research program to be conducted by ATI and BioChem pursuant to Article II of the Research Collaboration Agreement to discover Compound Leads and Commercialized Products and reflected in the Annual Research Plans (as defined in the Research Collaboration Agreement) in effect during the Research Term.

     1.31 "Research Term" shall have the meaning ascribed thereto in Section 2.8 of the Research Collaboration Agreement.

     1.32 "Stock Purchase Agreement" shall mean the stock purchase agreement of even date executed between BioChem's Affiliate, BioChem Pharma (International) Inc., ATI and ATI's Affiliate, ImmunoGen, Inc.

     1.33 "Territory" shall mean Canada, for BioChem Pharma Inc.; the United States of America for Tanaud L.L.C.; and the rest of the countries in the world for Tanaud Holdings (Barbados) Ltd., including, in the case of each such country, its respective territories and possessions; such that the entire "Territory" hereunder shall mean all of the countries in the world, including their respective territories and possessions.

     1.34 "Valid Patent Claim" shall mean a claim of an issued and unexpired patent included within the Patent Rights, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

                                   ARTICLE II
                   LICENSE; DEVELOPMENT AND COMMERCIALIZATION

     2.1 LICENSE GRANTS.

     (a) Upon the terms and conditions set forth herein, ATI hereby grants to BioChem an exclusive license (even as to ATI) in the Territory and in the Field under the ATI Patent Rights, ATI Inventions and ATI Technology to discover, develop, make, use, offer to sell, sell, import and export, and have discovered, developed, made, used, offered for sale, sold, imported and exported, Commercialized Product(s) and to carry out the


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Research Program and the Drug Discovery and Development Program. For the
avoidance of any doubt, such license shall exclude veterinary products.

     (b) Upon the terms and conditions set forth herein, ATI hereby grants to BioChem an exclusive license (even as to ATI) in the Territory to utilize ATI Screens to discover and develop Compound Leads (without restriction as to Field) during the first year after the transfer of each ATI Screen to BioChem. One year after the transfer of each ATI Screen to BioChem, this license shall become an exclusive license (even as to ATI) in the Territory to utilize that specific ATI Screen to discover and develop Compound Leads in the Field for the remainder of the Research Program, subject to Subsection 2.1(d) hereof, and a non-exclusive license in the Territory to utilize that specific ATI Screen to discover and develop Compound Leads outside the Field for the remainder of the Research Program. During the first year after the transfer of each ATI Screen to BioChem, subject to the following provisions of this subsection 2.1(b), BioChem shall have the exclusive right to negotiate in good faith with ATI an exclusive license in the Territory to utilize that specific ATI Screen to discover and develop Compound Leads outside the Field for the remainder of the Research Program. The Parties agree that BioChem shall notify ATI, in writing, at least sixty (60) days prior to the end of the above-described first (1st) year, of its desire to negotiate such exclusive license. The Parties will then have thirty
(30) days to negotiate such exclusive license (the "Negotiation Period"). If the Parties are making progress in the negotiations, the thirty (30) day period shall automatically be extended for an additional (30) days. If the Parties are unable to negotiate an exclusive license as described in this Subsection 2.1(b) within the Negotiation Period or extended Negotiation Period, ATI may enter into a license with respect to the non-exclusive use of such ATI Screen outside the Field with a third Person; and BioChem shall retain its non-exclusive license to the ATI Screens for non-Field use granted hereunder.

     (c) Upon the terms and conditions set forth herein, BioChem hereby grants to ATI an exclusive royalty-bearing license (even as to BioChem) in the Territory under the BioChem Patent Rights, BioChem Inventions and BioChem Technology developed in the Research Program to discover, develop, make, use, offer to sell, sell, import and export, and have developed, made, used, offered for sale, sold, imported and exported, veterinary products. The royalty and milestones paid by ATI to BioChem shall be at the rate and upon the terms and conditions contained in Article III of this Agreement, mutatis mutandis.

     (d) The licenses set forth in Subsections 2.1(a), (b) and (c) above shall include the right to grant sublicenses to Affiliates and any other third Person; however, pursuant to its nonexclusive license in Section 2.1(b), ATI shall have the right only to license ATI Screens (and reagents) along with the know-how necessary to utilize the ATI Screens to a third Person with no other input or collaborative efforts by ATI. No sublicense granted by BioChem shall be inconsistent with its obligations under this Agreement or have any effect on BioChem's performance of its obligations under this Agreement.

     2.2 DEVELOPMENT AND COMMERCIALIZATION



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     (a) Subject to Subsection 2.2(b), BioChem shall, at its own expense, use reasonable commercial efforts to develop Compound Leads and to commercialize Commercialized Products in such countries in the Territory where in BioChem's opinion it is commercially viable to do so.

     (b) BioChem shall have the right to decide, in its sole discretion, which Compound Leads to develop and which Commercialized Products to commercialize. In the event BioChem decides, in its sole discretion, not to develop and commercialize a Compound Lead or a Commercialized Product or discontinues commercialization and development of a Compound Lead or a Commercialized Product (collectively, "Discontinued Compounds"), ATI shall have the right and license from BioChem hereunder to pursue the development and commercialization of such Discontinued Compound either alone or through licenses with one or more third Persons both within and outside the Field. The license to develop and commercialize such Discontinued Compounds shall be a royalty-bearing license, payable by ATI to BioChem at the same rate and upon the same terms and conditions (including milestone payments) as those contained in Article III of this Agreement, mutatis mutandis. Notwithstanding anything to the contrary herein contained, for so long as BioChem continues the development and/or commercialization of one (1) Compound Lead in a therapeutic class, other Compound Leads in that therapeutic class shall not be considered Discontinued Compounds. The Joint Steering Committee shall determine whether Compound Leads are in the same therapeutic class; bearing in mind that it is the expressed intention of the Parties that, while BioChem shall have the right to develop more than one Compound Lead for the same clinical indication at the same time, should BioChem decide not to develop more than one Compound Lead at the same time, the Compound Lead not developed by BioChem would not be considered a Discontinued Compound.

     (c ) BioChem shall keep ATI fully informed concerning the status of its program to develop Compound Leads and to commercialize a Commercialized Product.

     2.3 EXCLUSIVITY. ATI agrees that during the Research Term, it will not collaborate with or grant license rights to any other Person in the Field (or outside the Field for specific ATI Screens if BioChem exercises its option under Subsection 2.1(b) hereof with respect to such ATI Screens) and will not utilize any BioChem Technology for any purpose other than (i) as provided for herein or in the Research Collaboration Agreement or (ii) otherwise for the benefit of BioChem. BioChem agrees that during the Research Term, it will not utilize any ATI Technology for any purpose other than (i) as provided for herein or in the License Agreement or (ii) otherwise for the benefit of ATI.

     2.4 EXCHANGE OF INFORMATION; ETC. ATI and BioChem shall promptly disclose to each other orally on an ongoing basis all ATI Technology, or BioChem Technology, as the case may be, and Proprietary Information and other useful information not previously disclosed. If and as reasonably requested by either Party, the other Party's Technology and Proprietary Information shall be reduced to writing and provided to the Party requesting it within a reasonable period of time. ATI shall advise and provide a reasonable


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description to BioChem of any governmental visits to, or written or oral inquiries about, any facilities or procedures related to the Research Program or Commercialized Products promptly (if feasible, prior to a scheduled visit, but in no event later than five (5) calendar days) after the beginning of such visit or inquiry. BioChem shall have the right to participate in any communications, inspections or meetings with regulatory authorities if such communications, inspections or inquiries may impact the Research Program in the Territory as reasonably determined by ATI. ATI shall furnish to BioChem, (a) within two (2) days after receipt, any report or correspondence issued by the governmental authority in connection with such visit or inquiry, including but not limited to any FDA Form 483, Establishment Inspection Reports, and warning letters, and (b) five (5) days prior to delivery to a governmental authority, copies of any and all responses or explanations relating to items set forth above, in each case, subject to Article V hereof.

                                   ARTICLE III
                                    PAYMENTS

     3.1 MILESTONE PAYMENTS. Subject to the terms and conditions contained in this Agreement, BioChem shall pay to ATI the following payments:

          (a) MILESTONES.

     [*]












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IT BEING UNDERSTOOD AND AGREED BY AND BETWEEN THE PARTIES THAT THE MAXIMUM
AMOUNT POTENTIALLY PAYABLE BY BIOCHEM TO ATI AS MILESTONE PAYMENTS UNDER THIS AGREEMENT PER COMMERCIALIZED PRODUCT, REGARDLESS OF THE NUMBER OF APPROVED INDICATIONS OR JURISDICTIONS OR DIFFERENT FORMULATIONS FOR WHICH ANY OF THE AFOREMENTIONED MILESTONES ARE ACHIEVED FOR SUCH COMMERCIALIZED PRODUCT IS FIFTEEN MILLION DOLLARS ($15,000,000).

BioChem shall not be required to make the first and second milestone payments listed in Subsection 3.1(a) for any Compound Lead which BioChem replaces or substitutes for the original Compound Lead utilized in a Phase I trial as long as it is a Compound Lead of the same chemical class. The Joint Steering Committee shall determine whether Compound Leads are in the same chemical class.

BioChem shall notify ATI in writing within thirty (30) calendar days upon the achievement of each milestone. Within five (5) business days of such notice, BioChem shall make payment of the appropriate milestone amount in accordance with Section 3.6(b).

     (b) ROYALTIES. BioChem shall pay to ATI royalties on sales of Commercialized Products in the Territory, in an amount equal to [*] of Net Sales in the Territory of such Commercialized Products.

     3.2 TERM OF ROYALTY OBLIGATION; CERTAIN CONDITIONS. Royalties on each Commercialized Product at the rate set forth above in Subsection 3.1(b) (unless otherwise adjusted in accordance with the provisions of Section 7.4), shall be effective as of the date of First Commercial Sale of Commercialized Product in a country and shall be payable until the later of (i) the expiration of the last applicable patent having a Valid Patent Claim covering a Commercialized Product in such country in the case of sales where there is a Valid Patent Claim covering the Commercialized Product or a Valid Patent Claim continues to cover an ATI Screen which was utilized to discover, develop, or make, or have discovered, developed, or made such Commercialized Product in such country; or
(ii) until the tenth (10th) anniversary after the First Commercial Sale of the Commercialized Product in such country.

     3.3 REPORTS; METHOD OF PAYMENT; PAYMENT EXCHANGE RATE AND CURRENCY CONVERSIONS.

     (a) Within ninety (90) days following the close of each Calendar Quarter following the First Commercial Sale of a Commercialized Product, BioChem shall furnish to ATI a written report for the Calendar Quarter showing the Net Sales of Commercialized Product in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter. Simultaneously with the submission of the written report, BioChem shall pay to ATI a sum equal to the aggregate royalty due for such Calendar Quarter calculated in accordance with this Agreement (reconciled for any previous overpayments or underpayments).



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     (b) Payments to be made by BioChem to ATI under this Agreement shall be paid by check made to the order of ATI or by bank wire transfer in immediately available funds to such bank account in the United States designated in writing by ATI from time to time. Royalties shall be deemed paid by the entity making the Net Sales from the country in which earned in local currency and subject to foreign exchange regulations then prevailing. Royalty payments shall be made in Dollars to the extent that free conversions to are permitted. The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the arithmetic average of the applicable buying rate for such currency as reported in the Wall Street Journal for each of the last ten (10) days of the Calendar Quarter for which such payments are made. Payments shall be free and clear of any fees and charges other than applicable taxes which BioChem is required to pay or withhold with respect to payments to be made to ATI.

     3.4 MAINTENANCE OF RECORDS; AUDITS

     (a) BioChem shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon the written request of ATI and not more than once in each Calendar Year, BioChem shall permit an independent certified public accounting firm of nationally recognized standing selected by ATI and reasonably acceptable to BioChem, at ATI's expense, to have access during normal business hours to such of the records of BioChem as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request and no later than forty-five (45) days after written request is made. The accounting firm shall disclose to ATI and BioChem only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.

     (b) If such accounting firm correctly concludes within the same thirty (30) day period that additional royalties were owed during such period, BioChem shall pay the additional royalties within thirty (30) days of the date ATI delivers to BioChem such accounting firm's written report so correctly concluding. BioChem shall receive a credit for any overpayment of royalties within the same thirty
(30) day period. The fees charged by such accounting firm shall be paid by ATI except BioChem shall pay such fees in the event that the additional royalties owed by BioChem vary from royalties paid with respect to the Calendar Year in question by five percent (5%) or greater.

     (c) BioChem shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to BioChem, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records to an independent accountant acting on BioChem's behalf.

     (d) ATI will require that its accounting firm treat all financial information subject to review under this Section 3.4 in accordance with the confidentiality provisions of this Agreement.



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                                   ARTICLE IV
                                  PATENTS; ETC.

     4.1 PROPRIETARY RIGHTS. Subject to the licenses and other rights granted to ATI hereunder and under the Research and Collaboration Agreement, Compounds and BioChem Technology supplied or made available to ATI by BioChem and/or its delegates during the term of this Agreement shall be the sole and exclusive property of BioChem. Subject to the licenses and other rights (including security interests in Collateral) granted to BioChem hereunder and under the Research and Collaboration Agreement, ATI Screens and ATI Technology supplied or made available to BioChem by ATI and/or its delegates during the term of this Agreement shall be the sole and exclusive property of ATI.

     4.2 FILING, PROSECUTION AND MAINTENANCE OF PATENTS.

     (a) Each of ATI and BioChem agrees to file, prosecute and maintain in the Territory, upon appropriate consultation with the other, its respective Patent Rights under this Agreement. Except for expenses already incurred by ATI for patents filed by or granted to ATI prior to the Effective Date of this Agreement, except as otherwise provided for in Subsection 4.2(b), BioChem shall be responsible for the costs and expenses for the filing, prosecution and maintenance of all Patent Rights during the Research Term and for one (1) year after the end of the Research Term. Starting with the second year after the Research Term, each Party shall be responsible for the costs and expenses for the filing, prosecution and maintenance of all of its respective Patent Rights. The costs and expenses incurred by BioChem to file, prosecute and maintain ATI Patent Rights will be credited in full against the royalties to be paid by BioChem to ATI pursuant to Article III hereof, in accordance with the provisions hereof. Notwithstanding anything contained herein to the contrary, ATI shall be responsible for the filing, prosecution and maintenance in the Territory and the costs and expenses therefore for Patent Rights relating solely to veterinary products.

     (b) Each of BioChem and ATI shall provide to the other reasonable assistance to file and prosecute such other Party's Patent Rights, which shall include, without limitation, providing any data and information relating to the invention and access to the inventors of said inventions, as well as causing the execution of any patent documents. Each of BioChem and ATI shall have the right to use outside counsel to file and prosecute its respective Patent Rights, in the case of BioChem Patent Rights to be selected by BioChem and reasonably acceptable to ATI and, in the case of ATI Patent Rights, to be selected by ATI and reasonably acceptable to BioChem. In each case, the filing Party shall give the non-filing Party an opportunity to review the text of the proposed applications at least thirty (30) days before filing, shall consult with the non-filing Party with respect thereto, and shall afford due consideration to the other Party's comments and concerns with respect to matters relating to the filing Party's Patent Rights, including the choice of countries in which to file such applications. Notwithstanding anything to the contrary herein contained, ATI shall seek approval of the Joint Steering Committee before filing any patent application in a country other than a Major Market Country, failing which

BioChem shall have no obligation to pay any costs or expenses for the filing, prosecution and maintenance of any Patent Rights relating to such applications. If either Party believes that the proposed patent application of the other Party relates to an invention which is or contains information relevant to the non-filing Party's Patent Rights, such matters shall be submitted to the Joint Steering Committee for resolution prior to the filing of such patent application. The filing Party shall supply the non-filing Party with a copy of the applications as filed, together with notice of its filing date and serial number; and shall keep the non-filing Party advised of the status of the actual and prospective patent filings (including, without limitation, the grant of any Patent Rights) and upon the request of a Party, provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings.

     4.3 OPTION TO PROSECUTE AND MAINTAIN PATENTS. A filing Party shall give timely advanced notice to the other of any desire to cease prosecution and/or maintenance of such Party's Patent Rights and, in such case, shall permit the original non-filing Party, at its sole discretion, to continue prosecution or maintenance at its own expense. If an original non-filing Party elects to continue prosecution or maintenance, the original Party responsible for filing and maintenance of the Patent Rights shall execute such documents and perform such acts as may be reasonably necessary to effect an assignment of such Patent Rights to the original non-filing Party in a timely manner to allow such Party to continue such prosecution or maintenance. Any patents or patent applications so assigned shall no longer be considered Patent Rights.

     4.4 THIRD PERSON INFRINGEMENT SUIT.

     (a) In the event that either Party determines that a third Person (other than a permitted sublicensee, transferee or distributor of that Party or permitted licensee of the other Party) is making, using, or selling a product or process that may infringe a Patent Right, it will promptly notify the other Party in writing. A Party may but shall have no obligation to bring suit against such alleged infringer. In the event that a Party decides to bring suit, it shall give prompt written notice to the other Party of that fact and that other Party shall take all reasonable steps to assist the initiating Party in such suit and shall proceed according to the procedure outlined hereinbelow in Subsections 4.4(b) and (c).

     (b) ATI shall be responsible for, in its sole discretion, obtaining a discontinuance of such infringement or bringing suit against the third Person infringer with respect to (i) ATI Patent Rights or (ii) BioChem Patent Rights that are specifically directed to veterinary products. Notwithstanding anything contained herein to the contrary, ATI shall have the right, but not the obligation, to bring such a suit. ATI shall bear all the expenses of any such suit brought by it and shall retain any and all recovery and damages therefrom; provided, however, after all costs and expenses have been deducted from the recovery and damages, then from the remaining amount BioChem will receive royalties equal to those due under the terms hereof either (i) for the sale of any products or processes which are found to be infringing Patent Rights in the final decision of a court or arbitrator or (ii) for patent infringement claims which are settled for the sale of any products or processes which were alleged to have infringed Patent Rights.

BioChem shall cooperate with ATI (with any reasonable, receipted out-of-pocket expenses being reimbursed to BioChem by ATI) in any such suit for infringement of a Patent Right with respect to veterinary products brought by ATI against a third Person (which shall include providing any necessary assistance and executing any necessary documents), and shall have the right to consult with ATI and to participate in and be represented by independent counsel in such litigation at its own expense. Except as otherwise specifically provided for in this Article IV, ATI shall have control over any such suit, and decisions as to settlement, methods and/or terms and conditions for resolving the suit shall be made by ATI after consultation with BioChem. ATI shall incur no liability to BioChem as a consequence of such litigation with respect to veterinary products or any unfavorable decision resulting therefrom. In the event ATI chooses not to prosecute an infringement as aforesaid, BioChem shall have the right to do so. In such event, ATI shall cooperate with BioChem (which shall include providing any necessary assistance and executing any necessary documents) and BioChem shall retain any and all recovery and damages from such suit. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of ATI.

     (c) BioChem shall be responsible for, in its sole discretion, obtaining a discontinuance of any infringement or bringing suit against a third Person infringer with respect to any BioChem Patent Rights other than BioChem Patent Rights that are specifically directed to veterinary products. Notwithstanding anything contained herein to the contrary, BioChem shall have the right, but not the obligation, to bring such a suit. BioChem shall bear all the expenses of any such suit brought by it and shall retain any and all recovery and damages therefrom; provided, however, after all costs and expenses have been deducted from the recovery and damages, then from the remaining amount ATI will receive royalties equal to those due under the terms hereof either (i) for the sale of any products or processes which are found to be infringing BioChem Patent Rights in the final decision of a court or arbitrator or (ii) for patent infringement claims which are settled for the sale of any products or processes which were alleged to have infringed BioChem Patent Rights. ATI agrees to be named as a co-plaintiff if BioChem brings suit and shall cooperate with BioChem (with any reasonable, receipted out-of-pocket expenses being reimbursed to ATI by BioChem) in any such suit for infringement of a BioChem Patent Right brought by BioChem against a third Person (which shall include providing any necessary assistance and executing any necessary documents), and shall have the right to consult with BioChem and to participate in and be represented by independent counsel in such litigation at its own expense. Except as otherwise specifically provided in this
Article IV, BioChem shall have control over any such suit, and decisions as to settlement, methods and/or terms and conditions for resolving the suit shall be made by BioChem after consultation with ATI. BioChem shall incur no liability to ATI as a consequence of such litigation or any unfavorable decision resulting therefrom. In the event BioChem chooses not to prosecute an infringement as aforesaid, ATI shall have the right to do so. In such event, BioChem shall cooperate with ATI (which shall include providing any necessary assistance and executing any necessary documents) and ATI shall retain any and all recovery and damages from such suit. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of BioChem.

     4.5 LIMITATIONS ON PAYMENTS. Notwithstanding anything to the contrary contained herein or in the Research Collaboration Agreement, no royalties shall be payable by BioChem, BioChem's Affiliates or sublicensees with respect to the sale of any Commercialized Product in any jurisdiction in the Territory, if the discovery, testing, manufacture, sale or use of such Commercialized Product or an ATI Screen from which such Commercialized Product was discovered or developed in such jurisdiction would infringe or violate any patent or other intellectual property rights of any third Person; provided, however, that in the event that BioChem obtains a license from such third Person (the "Third Person Licensor"), such that the discovery, testing, manufacture, sale or use of such Commercialized Product or ATI Screen (as the case may be) does not infringe any patent or other intellectual property rights of the Third Person Licensor, the royalties payable on Net Sales by BioChem, BioChem's Affiliates, and/or sublicensees of such Commercialized Product in such jurisdiction shall be reduced by an amount equal to one-half of the royalty payable by BioChem to the Third Person Licensor under such license. In no case shall the royalty otherwise payable to ATI by BioChem hereunder with respect to a Commercialized Product in any given Calendar Quarter be decreased by more than fifty percent (50%) by the operation of this Section 4.5. Any amount credited for reduction under this
Section 4.5 which remains unused at the end of a Calendar Quarter may be carried forward and deducted against royalties payable in subsequent Calendar Quarters with respect to Net Sales of such Commercialized Products, subject always to the aforementioned fifty percent (50%) payment provision. If any warning letter or other notice of infringement is received by a Party, or an action, suit or proceeding is brought against a Party alleging infringement of a patent right of any third Person by reason of the manufacture, use or sale of a Commercialized Product or ATI Screen, the recipient Party shall promptly notify the other Party. The Parties shall consult with each other to consider appropriate steps to respond to such claims including, without limitation, litigation, the undertaking of a license with the third Person patent holder or termination of any license granted pursuant hereto. Neither Party shall enter into any settlement agreement, or make any admission relating to the validity or enforceability of the other Party's Patent Rights without the prior written consent of such other Party.

     4.6 CERTIFICATION UNDER DRUG PRICE COMPETITION AND PATENT TERM RESTORATION ACT. ATI and BioChem each shall immediately give notice to the other of any certification of which they become aware filed under the United States "Drug Price Competition and Patent Term Restoration Act of 1984" claiming that Patent Rights covering Compound(s) or Commercialized Product(s) are invalid or that infringement will not arise from the manufacture, use, import, export, offer to sell or sale of Compound(s) or Commercialized Product(s) by a third Person. If ATI or BioChem (depending on which Party is defending the Patent Rights) decides not to bring infringement proceedings against the entity making such a certification, such Party shall give notice to the other Party of its decision not to bring suit within twenty-one (21) days after receipt of notice of such certification. The Party receiving such notice may then, but is not required to, bring suit against the Party that filed the certification. For this purpose, the Party not bringing suit shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit.

     4.7 ABANDONMENT. Subject to Section 4.2, each of BioChem and ATI shall promptly give notice to the other, and in no case later than ninety (90) days prior to, the lapse, revocation, surrender, invalidation or abandonment of any Patent Rights for which it is responsible for the filing, prosecution and maintenance.

     4.8 PATENT TERM RESTORATION. The Parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Patent Rights. In the event that elections with respect to obtaining such patent term restoration are to be made, each of BioChem and ATI shall have the right to make the election and non-selecting Party agrees to abide by such election.

                                    ARTICLE V
                                 CONFIDENTIALITY

The Parties agree that the provisions of Article V of the Research Collaboration Agreement shall apply, mutatis mutandis, to any information furnished by one Party to the other Party pursuant to this Agreement.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

     6.1 REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each of ATI and BioChem hereby represents, warrants and covenants to the other Party hereto as follows:

     (a) it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

     (b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action, subject only to receipt of requisite boards of directors' approvals;

     (c) it has the right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, specifically, the right, power and authority to grant the licenses granted under Article II hereof;

     (d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

     (e) except for the governmental and regulatory approvals required to market the Commercialized Product(s) in the Territory, the execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party;

     (f) this Agreement has been duly authorized, executed and delivered and constitutes such Party's legal, valid and binding obligation enforceable against it in accordance with its terms;

     (g) it shall comply with all applicable material laws and regulations relating to its activities under this Agreement;

     (h) neither Party has in effect and after the Effective Date neither Party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement;

     (i) in respect of ATI only, to the best of ATI's knowledge after due inquiry, on the Effective Date, there is no outstanding claim or allegation that the ATI Screens, ATI Patent Rights and/or ATI Technology infringe upon any rights of a third Person nor any threatened claim or allegation that the ATI Screens, ATI Patent Rights and/or ATI Technology infringe upon the rights of a third Person; and Schedule 1.4 hereof is a true and complete list of all patents and patent applications existing on the date of execution hereof with respect to the ATI Screens, ATI Patent Rights and/or ATI Technology;

     (j) in respect of BioChem only, to the best of BioChem's knowledge after due inquiry, on the Effective Date, there is no outstanding claim or allegation that the BioChem Technology infringes upon any rights of a third Person nor any threatened claim or allegation that the BioChem Technology infringes upon the rights of a third Person;

     (k) in respect of ATI only, without limiting the generality of Subsections 6.1(c) or (d), on the Effective Date, except as otherwise specifically provided for herein, (i) ATI holds valid rights to the ATI Screens, ATI Patent Rights and ATI Technology and has the full right, power and authority to grant the rights granted to BioChem hereunder, free and clear of any mortgage, lien, encumbrance or other third Person interest of any kind (subject to Section 10.1 hereof and to Section 9.1 of the Research Collaboration Agreement) and (ii) neither the ATI Screens, ATI Patent Rights nor ATI Technology is subject to any restrictions, covenants, licenses, judicial or administrative orders of any kind which detract in any material respect from the value of either or which would interfere with the use thereof by BioChem as contemplated in this Agreement. With respect to the ownership and licensing of any intellectual property rights arising out of
(i) the Research Agreement between Thomas Jefferson University ("TJU") and ATI dated December 14, 1994; (ii) the Option Agreement between TJU and ATI dated May 1, 1997; and (iii) the Option Agreement between St. Louis Medical Center ("SLMC") and ATI dated March 1, 1994, ATI has disclosed to BioChem that ATI does not have the exclusive rights to such inventions or intellectual property rights and that ATI has an exclusive option to negotiate a royalty-bearing, exclusive license of each Invention under those Agreements. [*].

        (l) in respect of BioChem only, without limiting the generality of Subsection 6.1(c) or (d), on the Effective Date, BioChem holds valid rights to the BioChem Technology and has the full right, power and authority to grant the rights granted to ATI hereunder, free and clear of any mortgage, lien, encumbrance or other third Person interest of any kind, and except as specifically provided for herein, the BioChem Technology is not subject to any restrictions, covenants, licenses, judicial or administrative orders of any kind which detract in any material respect from the value thereof or which would interfere with the use thereof by ATI as contemplated in this Agreement.

                                   ARTICLE VII
                              TERM AND TERMINATION

     7.1 TERM AND EXPIRATION. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Sections 7.2 or 7.3 below, the term of this Agreement shall continue in effect until royalties are no longer due under this Agreement, otherwise than in accordance with Section
7.4. Upon termination of this Agreement otherwise than in accordance with Sections 7.2 or 7.3, the licenses pursuant to Sections 2.1 and 2.3 shall become fully paid-up, irrevocable, worldwide, perpetual licenses.

     7.2 TERMINATION ON NOTICE BY BIOCHEM. Notwithstanding anything contained herein to the contrary, BioChem shall have the right to unilaterally terminate this Agreement after the third (3rd) anniversary hereof, with or without cause, at any time by giving ninety (90) days' advance written notice to ATI. Upon termination of this Agreement under this Section 7.2, BioChem shall have the right to continue to develop and commercialize Commercialized Products and the development of Compound Leads, subject to the obligation to pay milestones and royalties due under this Agreement. Subject to the immediately preceding sentence, upon termination of this Agreement pursuant to this Section 7.2, BioChem shall have no continuing right whatsoever with respect to ATI Technology and ATI Screens for any purpose either in the Field or outside the Field. Upon the date of termination of this Agreement under this Section 7.2, BioChem shall immediately transfer to ATI all documents, instruments, records and ATI Technology in its possession with respect to the ATI Screens.

     7.3 TERMINATION FOR CAUSE. This Agreement may be terminated by notice by either Party at any time during the term of this Agreement:

     (a) (i) with respect to obligations other than payment obligations, if the other Party (or its relevant Affiliate, as the case may be) is in breach of its material obligations hereunder or under the Research Collaboration Agreement or the Stock Purchase Agreement and has not cured or taken steps to substantially cure such breach within ninety (90) days (or such shorter time period as may apply under the relevant provision of the Research Collaboration Agreement or the Stock Purchase Agreement) after notice of the breach with reasonable detail of the particulars of the alleged breach, (ii) with respect to payment obligations due and owing, if the breaching Party has not cured or taken steps to substantially cure such breach (such as the mailing of the check therefore) within fifteen (15) days (or such shorter time period as may apply under the relevant provision of the Research Collaboration Agreement or the Stock Purchase Agreement) after notice of the particulars of the alleged breach and/or (iii) if a condition to a Subsequent Closing has not been satisfied under the Stock Purchase Agreement, such that BioChem (as defined in the Stock Purchase Agreement) has the right to terminate such agreement; or

     (b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party's business or if a substantial portion of such Party's business is subject to attachment or similar process; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof.

     7.4 EFFECT OF TERMINATION ON LICENSE

     (a) In the event ATI terminates this Agreement because of material breach by BioChem (whether before or after the end of the Research Term), the licenses for commercial purposes granted to BioChem under Sections 2.1 and 2.3 shall continue; [*]

     (b) In the event BioChem terminates this Agreement because of material breach by ATI (whether before or after the Research Term), BioChem shall continue to have access to the ATI Screens and ATI Technology in accordance with the provisions of Article II hereof for the remainder of the Research Term (i.e. for the period of time between the early termination date and the scheduled end of the Research Term, had such termination for breach not occurred) and the licenses for commercial purposes granted to BioChem under Sections 2.1 and 2.3 hereof shall otherwise continue;[*]

     (c) In the event ATI becomes a debtor under the Bankruptcy Code, all rights and licenses granted under or pursuant to this Agreement by ATI to BioChem are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under
Section 101(35)(a) of the Bankruptcy Code. The Parties agree that BioChem, in addition to the rights granted to it pursuant to Section 9.1 hereof and of the Research Collaboration Agreement, as a licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy case by or against ATI under the Bankruptcy Code, BioChem shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefor by BioChem. Such intellectual property and all embodiments thereof shall be promptly delivered to BioChem (i) upon any such commencement of a bankruptcy case upon written request therefore by BioChem, unless ATI elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of ATI upon written request therefor by BioChem. ATI shall not interfere with the rights of BioChem as provided in this Agreement, or any agreement supplementary hereto, to such intellectual property (including all such embodiments thereof), including any right of BioChem to obtain such intellectual property (or such embodiment) from any other entity.

     7.5 CHANGE OF CONTROL. BioChem shall have the right, exercisable immediately and at its sole discretion, to terminate this Agreement should ATI undergo a change in control (as such term is defined in Section 1.1 hereof). In the event BioChem terminates this Agreement because of a change of control of ATI (whether before or after the end of the Research Term), (i) BioChem shall continue to have access to the ATI Screens, ATI Inventions, ATI Patent Rights and ATI Technology in accordance with the provisions of Article II hereof for the remainder of the Research Term (i.e. for the period of time between the early termination date of the Research Program and the scheduled end of the Research Term, had such termination for change of control not occurred); and
(ii) the licenses for commercial purposes granted to BioChem under Article II hereof shall otherwise continue, such that BioChem shall have the right to continue to develop and commercialize Commercialized Products and to develop Compound Leads; subject to the obligation to pay royalties and milestones due hereunder.

     7.6 RETENTION OF LICENSE. Upon the termination or expiration of this Agreement for any reason other than (a) termination by ATI under Subsection 7.3(a) following a default by BioChem; (b) termination on notice by BioChem under Section 7.2; or (c) termination by ATI under Subsection 7.3(b) (i.e. bankruptcy, insolvency, etc. of BioChem), BioChem shall retain a paid-up, royalty-free, exclusive license (with the right to sublicense) to the ATI Patent Rights to discover, make, use, offer to sell, sell, import and export, and have developed, made, used, offered for sale, sold, imported and exported the Commercialized Product(s) in the Territory, without any further consideration whatsoever being payable by BioChem to ATI; except as otherwise specifically provided for in Section 7.4.

     7.7 EFFECT OF TERMINATION. Except as otherwise set forth herein, in the event of termination, the rights and obligations of both Parties, including any payment obligations not due and owing as of the termination date, shall terminate. Expiration or termination of the Agreement shall not relieve the Parties of any obligation accrued or accruing prior to such expiration or termination, and the provisions of Article V, VII and VIII and of Sections 3.3, 3.4, 10.1, 10.3 and 10.4 shall survive the expiration or termination of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination.

                                  ARTICLE VIII
                   INDEMNIFICATION AND LIMITATION ON LIABILITY

     8.1 INDEMNIFICATION BY BIOCHEM. BioChem shall indemnify, defend and hold harmless ATI and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, an "ATI Indemnified Party") from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys' fees), subject to the limitations in Sections 8.6 and 8.7 (collectively, a "Liability") which the ATI Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach or misstatement by BioChem of any of its obligations, covenants, representations or warranties contained in this Agreement, (ii) any negligent act or omission or willful misconduct of BioChem (or any Affiliate thereof) in the performance or fulfillment of its obligations under this Agreement or any strict liability claim based on the promotion, marketing and sale of a Commercialized Product; or
(iii) the successful enforcement by an ATI Indemnified Party of its rights under this Section 8.1.

     8.2 INDEMNIFICATION BY ATI. ATI shall indemnify, defend and hold harmless BioChem and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "BioChem Indemnified Party") from and against any Liability which the BioChem Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach or misstatement by ATI of any of its obligations, covenants, representations or warranties contained in this Agreement; (ii) any negligent act or omission or willful misconduct of ATI (or any Affiliate thereof) in the performance or fulfillment of its obligations under this Agreement; or (iii) the successful enforcement by a BioChem Indemnified Party of its rights under this Section 8.2.

     8.3 CONDITIONS TO INDEMNIFICATION. The obligations of the indemnifying Party under Sections 8.1 and 8.2 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability; provided, however, that the indemnifying Party shall not be released from any obligation unless it is substantially damaged by the delay.

     8.4 SETTLEMENTS. Neither Party may settle a claim or action related to a Liability without the consent of the other Party, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party's rights under this Agreement. Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

     8.5 THIRD PERSON INDEMNIFICATION PROCEDURES. A Party (the "indemnitee") which intends to claim indemnification under this Article VIII shall promptly notify the other Party (the "indemnitor") in writing of the Liability with respect to which the claim of indemnification relates. The indemnitee shall permit, and shall cause its employees and agents to permit, the indemnitor, at its discretion, to settle any such Liability, the defense and settlement of which shall be under the complete control of the indemnitor; provided, however, that such settlement shall not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise those rights. No such Liability shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The indemnitee, its employees and agents shall co-operate fully with the indemnitor and its legal representatives in the investigation and defense of any Liability covered by this indemnification. The indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

     8.6 EXCEPTION. No indemnification shall be made to a Party to the extent any Liability arises out of, results from or involves (i) the breach or misstatement by such Party of its obligations, covenants, representations or warranties under this Agreement or the Research Collaboration Agreement or (ii) the negligence or willful misconduct of such Party.

     8.7 LIMITATION OF LIABILITY. WITH RESPECT TO ANY CLAIM BY ONE PARTY AGAINST THE OTHER FOR INDEMNIFICATION, THE PARTIES EXPRESSLY AGREE THAT THE LIABILITY OF SUCH PARTY TO THE OTHER PARTY SHALL BE LIMITED UNDER THIS AGREEMENT OR OTHERWISE AT LAW OR EQUITY TO DIRECT DAMAGES ONLY AND IN NO EVENT SHALL A PARTY BE LIABLE FOR LOST PROFITS, COVER DAMAGES, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES.

     8.8 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY EXPRESS OR IMPLIED WITH RESPECT TO ANY TECHNOLOGY, PRODUCTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND OTHER THAN AS PROVIDED FOR IN SECTION 6.1, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE IX
                                  MANUFACTURING

     9.1 SUPPLY AGREEMENT. ATI and BioChem agree that prior to approaching any third Person to manufacture the Commercialized Products, BioChem will notify ATI of its intent to enter into a Manufacturing and Supply Agreement specifying in reasonable detail the rights it intends to license (the "Offer"). BioChem agrees to negotiate with ATI, in good faith, for a period of thirty (30) days after the date of the Offer (the "Negotiation Period") to enter into a Manufacturing and Supply Agreement. If the Parties are making progress in the negotiations, the thirty (30) day period shall be automatically extended for one (1) additional thirty (30) day period. If the Parties are unable to negotiate and execute a Manufacturing and Supply Agreement within the Negotiation Period or the extended Negotiation Period, BioChem may enter into a Manufacturing and Supply Agreement with any third Person.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.1 GRANT OF SECURITY INTEREST. ATI hereby assigns and transfers to BioChem, and hereby grants to BioChem, a security interest in ATI Screens, ATI Inventions, ATI Technology and ATI Patent Rights now owned or at any time hereafter acquired by ATI or in which ATI now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"), and any proceeds and products of such Collateral as collateral security for the prompt and complete performance when due of ATI's obligations under this Agreement. BioChem shall have the right to satisfy any and all claims for breach of this Agreement out of the Collateral; and BioChem shall have the rights of a secured creditor under applicable law, including the Uniform Commercial Code.

     10.2 ASSIGNMENT. Except as otherwise specifically provided for herein, neither this Agreement nor any or all of the rights and obligations of a Party hereunder shall be assigned, delegated, sold, transferred, or otherwise disposed of, by operation of law or otherwise, without the prior written consent of the other Party, and any attempted assignment, delegation, sale, transfer, or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 10.2 shall be void and without force or effect; provided, however, that BioChem may, without the consent of ATI, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business relating hereto, or in the event of a change in control of BioChem. This Agreement shall be binding upon and inure to the benefit of each Party, its Affiliates, and its permitted successors and assigns. Nothing in this Section
10.2 shall be construed to restrict (i) BioChem's right to sublicense referred to in Article II hereof; or (ii) BioChem's right to engage third Persons or Affiliates under Subsection 2.5.2 of the Research Collaboration Agreement. Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

     10.3 GOVERNING LAW. Except for disputes between the Parties relating to the ownership and enforcement of Patent Rights under Article IV (which will be governed by Federal law and brought in the Federal District Court of Massachusetts), this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof and will be subject to the arbitration procedures set forth herein.

     10.4 DISPUTES. Subject to Section 10.3, any dispute arising out of or in connection with this Agreement shall be handled in accordance with Section 9.4 of the Research Collaboration Agreement and may be entered in any court having proper jurisdiction.

     10.5 WAIVER. Any delay or failure in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

     10.6 INDEPENDENT RELATIONSHIP. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

     10.7 EXPORT CONTROL. BioChem agrees that it will not export, directly or indirectly, any technical information acquired from ATI under this Agreement to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

     10.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the Schedule hereto and the Research Collaboration Agreement and Stock Purchase Agreement set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and thereto, supersede and terminates all prior agreements, writings and understandings between the Parties. However, the Confidentiality obligations contained in the Non-Disclosure Agreement between the Parties dated January 27, 1997 shall survive the termination of this Agreement for all confidential information (as defined in the Non-Disclosure Agreement) disclosed by either Party prior to the Effective Date of this Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as are set forth herein and therein. No terms or provisions of this Agreement shall be varied or modified and no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each Party.

     10.9 NOTICES. Each notice required or permitted to be given or sent under this Agreement shall be given by facsimile transmission (with confirmation copy by registered first-class mail) or by registered or overnight courier (return receipt requested), to the Parties at the addresses and facsimile numbers indicated below.

         If to ATI, to:

         Apoptosis Technology, Inc.         with copies to:   Mintz, Levin, Cohn, Ferris,
         333 Providence Highway                               Glovsky and Popeo, P.C.
         Norwood, MA 02062                                    One Financial Center
         Attn:  Mitch Sayare, President                       Boston, MA 02111 Attn:  Jeffrey M. Wiesen
         Facsimile: (617)  255-9679                           Facsimile: (617) 542-2241

         If to BioChem to:

     BioChem Pharma Inc.            Tanaud Holdings (Barbados) Ltd.             Tanaud L.L.C.
     275 Armand-Frappier Blvd.      c/o Chancery, Chambers                      Ernst and Young Building
     Laval, Quebec, Canada          Chancery House, High Street                 Bush Hill, Bay Street
     Attn:  Charles Tessier         Bridgetown, Barbados, WI                    Bridgetown, Barbados, WI

     Vice President, Legal Affairs  Attn: Trevor A. Carmichael, Pres. & Sec.    Attn: Betty Straughn, Esq.
     Facsimile: (514) 978-7755      Facsimile: (246) 431-0070                   Facsimile: (809) 429-6446



Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section.

     10.10 FORCE MAJEURE. Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place it in breach of any term or condition of this Agreement to the other Party if such failure is caused by any cause beyond the reasonable control of such non-performing Party, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right; provided however, that the Party affected shall promptly notify the other Party for the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable.

     10.11 SEVERABILITY. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court; provided, however, that in the event that the terms and conditions of this Agreement are materially altered the parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provision in light of the intent of this Agreement.

     10.12 RECORDING. Each Party shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the Territory, and ATI or BioChem, as the case may be, shall provide reasonable assistance to the other in effecting such recording, registering or notifying.

     10.13 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, in case at any time after the Initial Closing (as such term is defined in the Stock Purchase Agreement), any further action is necessary or desirable to carry out the purposes of this Agreement (including the execution by ATI and filing with the appropriate governmental entity of statements (and any renewals or amendments thereto) acknowledging, evidencing and/or perfecting the security interest of BioChem in the Collateral), ATI and BioChem will take such further action as the other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII hereof.)



                     (REST OF PAGE INTENTIONALLY LEFT BLANK)

     10.14 COUNTERPARTS. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.


     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.


APOPTOSIS TECHNOLOGY, INC.                   BIOCHEM PHARMA INC.


By:    ___________________________           By:     ___________________________

Title: ___________________________           Title:  ___________________________

                                             By:     ___________________________

                                             Title:  ___________________________


TANAUD L.L.C.                                TANAUD HOLDINGS (BARBADOS) LTD.

By:    ___________________________           By:     ___________________________

Title: ___________________________           Title:  ___________________________

By:    ___________________________           By:     ___________________________

Title: ___________________________           Title:  ___________________________

                                  SCHEDULE 1.4
                            TO THE LICENSE AGREEMENT
                            DATED THIS JULY 31, 1997
                                     BETWEEN
     BIOCHEM PHARMA INC., TANAUD HOLDINGS (BARBADOS) LTD. AND TANAUD L.L.C.
        (COLLECTIVELY, "BIOCHEM") AND APOPTOSIS TECHNOLOGY, INC. ("ATI")

                                                                   July 22, 1997

                              ATI Patent Portfolio

                            Bcl-2 and IGF-IR Projects


U.S. Patent Application

Application No.                 Filing Date                Title and Description
08/408,095                      March 21, 1995             [*]
08/321,071                      October 11, 1994           [*]
Allowed
(6/5/96)
08/440,391                      May 12, 1995               [*]
08/625,819                      April 1, 1996              [*[
08/652,245                      May 23, 1996               [*]
08/632,514                      May 29, 1996               [*]

Corresponding Foreign Patent Applications

Application No.                 Filing Date                Title and Description

PCT/US95/10103                  Aug. 9, 1995               [*]
PCT/US96/06122                  May 6, 1996                [*]
PCT/US97/06087                  Apr. 1, 1997               [*]
PCT/US97/09194                  May 29, 1997               [*]





                                ATI PATENT RIGHTS


                              [SEE ATTACHED LIST.]

                                 SCHEDULE 6.1(k)
                            TO THE LICENSE AGREEMENT
                            DATED THIS JULY 31, 1997
                                     BETWEEN
     BIOCHEM PHARMA INC., TANAUD HOLDINGS (BARBADOS) LTD. AND TANAUD L.L.C.
        (COLLECTIVELY, "BIOCHEM") AND APOPTOSIS TECHNOLOGY, INC. ("ATI")


                            FORM OF LETTER AGREEMENT



                             [SEE ATTACHED LETTER]

                                      [*]